Exhibit 3.1

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

IRONCLAD ENCRYPTION

CORPORATION

Pursuant to the provision of the Nevada Business Corporation Act, ss.78.010, et. seq. the undersigned corporation hereby adopts the following Articles of Incorporation as follows:

ARTICLE I

NAME

The name of this corporation is IRONCLAD ENCRYPTION CORPORATION

ARTICLE II

DURATION

This corporation has perpetual existence.

ARTICLE III

CORPORATION PURPOSES

The purpose or purposes for which the Corporation is organized are all things necessary or convenient to carry out any lawful business, as well as those itemized under Chapter 78 of Nevada Revised Statutes, including any amendments thereto or successor statute that may hereinafter be enacted.

ARTICLE IV

CAPITALIZATION

Section 1         Aggregate Number of Shares. The total number of shares which the Corporation shall have authority to issue is 521,707,093 having a par value of $0.001 per share of which (a) 20,000,000 shares shall be Preferred Stock, (b) 500,000,000 shares shall be Class A Common Stock, and (c) 1,707,093 shares shall be Class B Common Stock.

Section 2         Rights of Preferred Stock. The Preferred Stock shall be entitled to preference over the Common Stock with respect to the distribution of assets of the Corporation in the event of liquidation, dissolution, or winding-up of the Corporation, whether voluntarily or involuntarily, or in the event of any other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs. The authorized, but unissued shares of Preferred Stock, may be divided into and issued in designated series from time to time by one or more resolutions adopted by the Board of Directors. The Directors, in their sole discretion, shall have the power to determine the relative powers, preferences and rights of each series of Preferred Stock.

Section 3         Rights of Common Stock. The designations, relative rights, preferences and limitations of the shares of Class A Common Stock and Class B Common Stock are as follows:

Class A Common Stock:

Voting. The holders of Class A Common Stock shall at all times vote as one class, with each holder of record entitled to one vote for each share held. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to cumulate its votes.

Dividends. Each issued and outstanding share of Class A Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of the Corporation out of funds legally available therefore.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Class A Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of the Corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of the Corporation (in a merger or consolidation in which stockholders of the Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of the Corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of the Corporation.

Preemptive Rights. A holder of shares of Class A Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of the Corporation.

Class B Common Stock:

Voting. The holders of Class B Common Stock shall not be entitled to vote with respect to any matter submitted to the stockholders of the Corporation for vote.

Dividends. Each issued and outstanding share of Class B Common Stock shall entitle the holder thereof to receive dividends (whether payable in cash, stock or otherwise), when, as and if declared by the board of directors of the Corporation out of funds legally available therefore.

Liquidation, Dissolution or Winding Up. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Class B Common Stock shall entitle the holder of record thereof to receive ratably and equally all the assets and funds of the Corporation available for distribution to its stockholders, whether from capital or surplus.

Merger, Consolidation, Etc. Upon the merger or consolidation of the Corporation (in a merger or consolidation in which stockholders of the Corporation receive cash or securities of any other person or entity upon such merger or consolidation), or upon the sale or other disposition of all or substantially all of the properties and assets of the Corporation as an entirety to any person or entity, the aggregate consideration therefore payable to the stockholders of the Corporation, if any, shall be distributed as if such merger, consolidation, sale or other disposition were a distribution in liquidation, dissolution or winding up of the affairs of the Corporation.

Preemptive Rights. A holder of shares of Class B Common Stock shall not be entitled as a matter of right to preemptive rights to acquire additional shares of capital stock of the Corporation.

ARTICLE V

PREEMPTIVE RIGHTS

Except as may otherwise be provided by the Board of Directors, no preemptive rights shall exist with respect to shares of stock or securities convertible into shares of stock of this corporation.

ARTICLE VI

NO CUMULATIVE VOTING

Each shareholder entitled to vote at any election for Directors shall have the right to vote, in person or by proxy, one vote for each share of stock owned by such shareholder for as many persons as there are Directors to be elected and for whose election such shareholder has a right to vote, and no shareholder shall be entitled to cumulate their votes.

ARTICLE VII

BYLAWS

The Board of Directors shall have the power to adopt, amend or repeal the Bylaws or adopt new Bylaws. Nothing herein shall deny the concurrent power of the shareholders to adopt, alter, amend or repeal the Bylaws.

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ARTICLE VIII

DIRECTORS' LIABILITY

To the full extent from time to time permitted by law, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for conduct as a director. Neither the amendment or repeal of this Article, nor the adoption of any provision of the Articles of Incorporation inconsistent with this Article, shall eliminate or reduce the protection afforded by this Article to a director of the corporation with respect to any matter which occurred, or any cause of action, suit or claim which but for this Article would have accrued or arisen, prior to such amendment, repeal or adoption.

ARTICLE IX

LIMITATION ON RIGHT TO CALL SPECIAL SHAREHOLDERS' MEETING

Special meetings of stockholders of the Corporation may be called only by the Board of Directors pursuant to a resolution approved by a majority of the entire Board of Directors, upon not less than 30 nor more than 50 days' written notice to the stockholders of the Corporation.

ARTICLE X

AMENDMENT TO ARTICLES OF INCORPORATION

This corporation reserves the right to amend or repeal any provisions contained in these Articles of Incorporation, in any manner now or hereafter permitted by law, and all rights and powers conferred herein on the shareholders and directors of this corporation are subject to this reserved power.

ARTICLE XI

BOARD OF DIRECTORS

The qualifications, terms, of office, manner of election, time and place of meetings, and powers and duties of the Directors shall be prescribed by the Bylaws.

ARTICLE XII

OFFICER AND DIRECTOR INDEMNITY

The Corporation shall have the power to indemnify its directors, officers, employees and agents to the full extent permitted by Chapter 78 of the Nevada Revised Statutes of the State of Nevada as now in effect or as hereafter amended.

ARTICLE XIII

STATUTES NOT APPLICABLE

The provisions of Nevada Revised Statutes, 78.378 through 787.3793, inclusive, regarding the voting of a controlling interest in stock of a Nevada corporation and sections 78.411 through 78.444, inclusive, regarding combinations with interested stockholders, shall not be applicable to this Corporation.

The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is 43,265,891.

IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be accepted and signed by its General Counsel this 13th day of October, 2017.

By:	/s/ Len E. Walker

Len E. Walker

General Counsel

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